Travis Boats & Motors, Inc.

Board Presentation

November 3, 2004

401389v1

Opinion Summary

- In arriving at our opinion, we have, among other things:
  - Reviewed the Agreement, including the financial terms of the Agreement.
  - Reviewed certain business, financial, and other information regarding Travis and its prospects that was publicly available or furnished to us by the management of Travis and that we have discussed with the management of Travis.
  - Reviewed the current and historical market prices of Travis common stock
  - Compared the business, financial, and other information regarding Travis with similar information regarding certain other publicly traded companies that we deemed to be relevant.
  - Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed to be relevant.
  - Developed discounted cash flow models for Travis.
  - Considered other information such as financial studies, analyses, and investigations as well as financial and economic and market criteria that we deemed relevant.

Opinion Summary

- In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and we have not assumed any responsibility for any independent verification of such information.
  - Except as noted below, we have assumed that the financial forecast prepared by Travis, and the estimates and judgments expressed by management in such discussions, have been reasonably prepared or formulated and that such forecast, estimates and judgments are the best currently available. We assume no responsibility for and express no view as to any such forecast or estimates or the assumptions upon which they are based.
  - Based on Travis' current financial position and results of operations, its primary lender is unwilling to continue to lend to Travis as an independent entity without a substantial capital infusion. The financial forecast provided by Travis has been adjusted to reflect the issuance of $5 million of additional common equity at the proposed merger price of $0.40 per share.
- We have conducted no physical inspection of the properties or facilities of Travis.
- Pursuant to the Agreement, the shareholders of Travis will receive $0.40 in cash for each share owned (the "Consideration")
- Based upon and subject to certain limitations and assumptions set forth above and elsewhere in this presentation, our experience as investment bankers, our work described in this presentation, and other factors we deem relevant, it is our opinion that, as of the date hereof, the Consideration to be received by the shareholders of Travis pursuant to the Agreement is fair, from a financial point of view, to the shareholders of Travis.

Solicitation Process

- Davenport is engaged on 6/18/04
- Travis announces the engagement of Davenport as its financial advisor and that it is evaluating strategic alternatives on 6/30/04
- A confidential description memorandum is prepared and potential financial and strategic investors/purchasers are identified by the Company and Davenport
- Beginning on 8/3/04, Davenport contacts 81 potential investors/purchasers concerning Travis, including Tracker, and distributes Confidential Memorandums to 37 interested parties
- Indications of interest are requested to be submitted on or before 9/8/04
- Sun Capital and Tracker submit timely indications; AEG submits its indication shortly after the deadline
- At a meeting of the Special Committee on 9/17/04, Davenport, the Special Committee and its counsel assess the merits of each proposal and the Committee elects to pursue the Tracker proposal, which is deemed to be the superior proposal for a many reasons, most of which are documented in the minutes of the meeting
- A non-binding letter of intent is executed between the Company and Tracker, dated 9/17/04
- Due diligence is conducted by Tracker and a definitive agreement is prepared and negotiated
- Upon the completion of due diligence, Tracker lowers its proposal to $0.37 on 10/25/04 and includes additional terms and conditions; the Special Committees compares the revised offer to the AEG offer and concludes that the Tracker offer is still superior
- Travis counters lower offer price and revised terms and conditions imposed by Tracker
- Both parties agree to $0.40 price and the terms of the latest draft of definitive agreement

Terms of Transaction

Nature of consideration	Cash
Transaction value	Common equity value of $1.7 million Enterprise value of $46.2 million
Consideration per common share	$0.40
Structure	Travis will merge into TMRC, LLP, an affiliate of Tracker
Tax treatment	Taxable merger resulting in capital gain or loss
Treatment of stock options	Receive the greater of a) $.05 per option or b) the difference between $0.40 and the strike price; out of the money options are extinguished
Break-up fee	Reasonable expenses incurred by Tracker up to $500,000
No shop provision / Fiduciary out	Travis may not solicit proposals or enter into discussions or negotiations with any other party; Board may exercise its fiduciary responsibility to pursue other offers
Expected closing	December / January

Recent Trading Activity

Travis YTD high/low stock price	$1.70 / $0.30
Last trade closing price – November 2, 2004	$0.370
10 day average closing price	$0.371
20 day average closing price	$0.388
30 day average closing price	$0.412
Avg. daily trading volume for past 3 months	6,363 shares
Trading market	Nasdaq SmallCap Market
Diluted EPS:	
Year ended 9/30/04 (internal)	($1.57)
Year ended 9/30/03	($2.17)
Year ended 9/30/02	($3.91)
Book value per common share - 9/30/04	$0.65
Price-to-book (using 9/04 book value)	0.57x

Closing Stock Price and ADV History

(Monthly)


400,000
350,000
300,000
250,000
200,000
150,000
100,000
50,000
0
Volume
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
Volume
Close
Oct-96
Oct-97
Oct-98
Oct-99
Oct-00
Oct-01
Oct-02
Oct-03
Oct-04

Closing Stock Price and ADV History
(Weekly)


Volume
Close
Volume
400,000
350,000
300,000
250,000
200,000
150,000
100,000
50,000
0
$1.60
$1.40
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
7-Oct-02
30-Dec-02
24-Mar-03
16-Jun-03
8-Sep-03
1-Dec-03
23-Feb-04
17-May-04
9-Aug-04
1-Nov-04

Closing Stock Price and P/E History
(Daily)



Price
P/E
P/E Ratio
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
40.0
35.0
30.0
25.0
20.0
15.0
10.0
5.0
0.0
Apr-97
Sep-97
Jan-98
Jun-98
Oct-98
Mar-99
Jul-99
Dec-99
Apr-00
Sep-00

Avg. P/E	**16.1**
Median P/E	**14.0**

Note: Assumed earnings annoucement made three weeks after quarter closing.
Note: Negative and P/E <8 and >35 were excluded.

Transaction Premium (Discount)

	At Close		Avg. during Period	
Date	**Price**	**Prem.**	**Price**	**Prem.**
Nov. 2, 2004 (1-Day)	$0.37	8.1%	$0.370	8.1%
Oct. 27, 2004 (5-Day)	$0.40	0.0%	$0.360	11.1%
Oct. 20, 2004 (10-Day)	$0.41	-2.4%	$0.371	7.8%
Oct. 6, 2004 (20-Day)	$0.44	-9.1%	$0.388	3.1%
Sept. 22, 2004 (30-Day)	$0.48	-16.7%	$0.412	-2.9%
June 28, 2004 (90-Day)	$0.66	-39.4%	$0.526	-23.9%

Going Private Premiums

	Premium to Price		
64 Transactions (1):	**1-Day**	**5-Day**	**30-Day**
Average	27.0%	29.1%	34.2%
Median	16.5%	18.8%	29.7%
6 Retail Transactions:			
Average	36.4%	43.0%	45.1%
Median	18.7%	31.0%	33.9%

(1) Excludes signficant outliers.

Source: Mergerstat

Historical Income Statements

(in thousands)

	Fiscal Years Ended September 30,													
	1998		1999		2000		2001		2002		2003		2004 (1)	
	$	%	$	%	$	%	$	%	$	%	$	%	$	%
Net sales	$131,740	100.0	$182,259	100.0	$217,718	100.0	$198,539	100.0	$176,523	100.0	$140,715	100.0	$121,972	100.0
Cost of sales	96,839	73.5	135,625	74.4	164,409	75.5	152,160	76.6	139,451	79.0	113,049	80.3	95,784	78.5
Gross profit	34,901	26.5	46,634	25.6	53,309	24.5	46,379	23.4	37,072	21.0	27,666	19.7	26,188	21.5
Selling, general and administrative	22,630	17.2	30,978	17.0	42,326	19.4	41,813	21.1	38,984	22.1	33,469	23.8	27,347	22.4
Depreciation and amortization	1,260	1.0	1,967	1.1	2,646	1.2	2,906	1.5	2,474	1.4	2,441	1.7	2,018	1.7
Operating income	11,011	8.4	13,689	7.5	8,338	3.8	1,660	0.8	(4,386)	(2.5)	(8,254)	(5.9)	(3,178)	(2.6)
Interest	2,310	1.8	3,808	2.1	6,848	3.1	6,533	3.3	4,018	2.3	3,281	2.3	2,646	2.2
Other income (expense)	80	0.1	538	0.3	(26)	(0.0)	43	0.0	(167)	(0.1)	103	0.1	(427)	(0.4)
Income before income taxes & acctg. change	8,781	6.7	10,419	5.7	1,464	0.7	(4,830)	(2.4)	(8,571)	(4.9)	(11,432)	(8.1)	(6,251)	(5.1)
Income tax expense (benefit)	3,218	2.4	3,846	2.1	567	0.3	(1,549)	(0.8)	1,693	1.0	(2,533)	(1.8)	0	0.0
Income before acctg. change	5,563	4.2	6,573	3.6	897	0.4	(3,281)	(1.7)	(10,264)	(5.8)	(8,899)	(6.3)	(6,251)	(5.1)
Net effect of accounting change	0	0.0	0	0.0	0	0.0	0	0.0	(6,528)	(3.7)	0	0.0	0	0.0
Net income	5,563	4.2	6,573	3.6	897	0.4	(3,281)	(1.7)	(16,792)	(9.5)	(8,899)	(6.3)	(6,251)	(5.1)
Preferred stock dividends	0	0.0	0	0.0	0	0.0	0	0.0	187	0.1	480	0.3	480	0.4
Net income to common shareholders	$5,563	4.2	$6,573	3.6	$897	0.4	($3,281)	(1.7)	($16,979)	(9.6)	($9,379)	(6.7)	($6,731)	(5.5)
Net income per share (diluted)	$1.26		$1.49		$0.20		($0.75)		($3.91)		($2.17)		($1.57)	
EBITDA	$12,271	9.3	$15,656	8.6	$10,984	5.0	$4,566	2.3	($1,912)	(1.1)	($5,813)	(4.1)	($1,160)	(1.0)

(1) Based on a draft of internal financial statements.

Historical Balance Sheets

(in thousands)

	As of September 30,						
Current assets:	**1998**	**1999**	**2000**	**2001**	**2002**	**2003**	**2004 (1)**
Cash & cash equivalents	$4,618	$4,125	$2,971	$1,388	$4,253	$3,414	$1,023
Accounts receivable	4,893	12,421	11,616	11,351	9,681	5,655	4,713
Inventories	38,934	75,700	78,079	65,164	56,957	30,970	36,538
Other assets	1,650	1,313	2,362	2,211	1,620	914	673
Total current assets	50,095	93,559	95,028	80,114	72,511	40,953	42,946
Net property & equipment	12,693	20,415	22,916	22,342	21,388	17,235	10,322
Other assets	6,328	11,957	11,703	11,224	1,533	934	1,141
Total assets	$69,116	$125,931	$129,647	$113,680	$95,432	$59,122	$54,409
Current liabilities:							
Accounts pay. & accrued liab.	$5,481	$6,941	$6,185	$7,078	$5,561	$4,259	$5,189
Floor plan, revolving credit lines	25,148	68,558	73,282	58,874	50,949	28,658	29,048
Other notes payable	3,074	3,123	4,613	2,204	7,461	4,723	4,309
Other current liabilities	0	2,820	0	0	0	87	895
Total current liabilities	33,703	81,442	84,080	68,156	63,971	37,727	39,441
Long-term notes	4,980	6,897	6,015	9,375	4,525	2,891	4,169
Deferred gain	0	0	0	0	0	963	0
Total liabilities	38,683	88,339	90,095	77,531	68,496	41,581	43,611
Total shareholders' equity	30,433	37,592	39,552	36,149	26,936	17,541	10,799
Total liab. & shareholders' equity	$69,116	$125,931	$129,647	$113,680	$95,432	$59,122	$54,409

(1) Based on a draft of internal financial statements.

Valuation Summary


Discount Cash Flow Analysis
Selected Transactions
Guideline Companies
Consideration to be paid by Tracker
$0.00
$0.10
$0.20
$0.30
$0.40
$0.50
$0.60
$0.70
$0.80
Per Share Value

Note: Negative values excluded, including Liquidation Analysis.

Discounted Cash Flow Analysis

(in thousands)

	2005	2006	2007	2008	2009
Key Assumptions:					
Revenue Growth	-21.8%	15.9%	14.1%	13.0%	12.1%
Gross Margin	22.9%	22.9%	22.9%	22.9%	22.9%
Store Operating Expense Ratio	15.3%	15.2%	15.0%	14.9%	14.8%
Corporate Overhead	3.5%	3.3%	3.1%	3.0%	2.8%
Revenue	$94,741	$109,840	$125,332	$141,599	$158,679
Cost of Sales	73,093	84,577	96,318	108,677	121,389
Gross Profit	21,648	25,263	29,014	32,922	37,290
Store Operating Expenses	14,539	16,750	18,818	21,124	23,512
Corporate Overhead	3,350	3,675	3,900	4,275	4,500
EBITDA	3,759	4,838	6,296	7,523	9,278
EBITDA Margin	4.0%	4.4%	5.0%	5.3%	5.8%
Other Expenses (inc.)	1,472	(55)	(63)	(71)	(79)
Depreciation & Amort.	1,117	1,318	1,504	1,699	1,904
EBIT	1,170	3,575	4,855	5,895	7,453
EBIT Margin	1.2%	3.3%	3.9%	4.2%	4.7%
Operating Interest Expense	1,918	2,361	2,762	3,003	3,260
EBT	(748)	1,214	2,093	2,891	4,193
Estimated Taxes (1)	0	0	0	0	0
Net Income	(748)	1,214	2,093	2,891	4,193
Change in Working Capital	(582)	(490)	(538)	(556)	(588)
Add: Deprec. & Amort.	1,117	1,318	1,504	1,699	1,904
Less: Preferred Dividends	(480)	(480)	(480)	(480)	(480)
Less: Capital Expenditures	(1,000)	(1,600)	(1,600)	(1,600)	(1,600)
Free Cash Flow	($1,693)	($38)	$979	$1,955	$3,430

(1) Tax loss carryforwards are assumed to eliminate income taxes during the forecast period

Note: Assumes $5 million of new common equity is raised in fiscal year 2005 at $0.40 per share

Discounted Cash Flow Analysis

(in thousands, except per share amounts)

	Discount	Terminal Value as Multiple of 2009 Net Income (1)				
	Rate	**14.0**	**15.0**	**16.0**	**17.0**	**18.0**
Undiscounted Terminal Value		$36,399	$38,999	$41,599	$44,199	$46,799
PV of Cash Flow	25.0%	$1,047	$1,047	$1,047	$1,047	$1,047
PV of Terminal Value		11,927	12,779	13,631	14,483	15,335
Total Value of Equity		**$12,974**	**$13,826**	**$14,678**	**$15,530**	**$16,382**
Less: Conv. Preferred		(8,000)	(8,000)	(8,000)	(8,000)	(8,000)
Common Equity Value		**$4,974**	**$5,826**	**$6,678**	**$7,530**	**$8,382**
Per Share (2)		**$0.30**	**$0.35**	**$0.40**	**$0.45**	**$0.50**
PV of Cash Flow	27.5%	$879	$879	$879	$879	$879
PV of Terminal Value		10,803	11,575	12,346	13,118	13,889
Total Value of Equity		**$11,682**	**$12,453**	**$13,225**	**$13,997**	**$14,768**
Less: Conv. Preferred		(8,000)	(8,000)	(8,000)	(8,000)	(8,000)
Common Equity Value		**$3,682**	**$4,453**	**$5,225**	**$5,997**	**$6,768**
Per Share (2)		**$0.22**	**$0.27**	**$0.31**	**$0.36**	**$0.40**
PV of Cash Flow	30.0%	$729	$729	$729	$729	$729
PV of Terminal Value		9,803	10,504	11,204	11,904	12,604
Total Value of Equity		**$10,532**	**$11,233**	**$11,933**	**$12,633**	**$13,333**
Less: Conv. Preferred		(8,000)	(8,000)	(8,000)	(8,000)	(8,000)
Common Equity Value		**$2,532**	**$3,233**	**$3,933**	**$4,633**	**$5,333**
Per Share (2)		**$0.15**	**$0.19**	**$0.23**	**$0.28**	**$0.32**

(1) Assumes 2009 net income is tax effected at 38% rate.

(2) Assumes $5 million of new common equity is raised in fiscal year 2005 at $0.40 per share.

Selected Transactions Analysis

(Retail companies; revenues > $50 million; transaction value disclosed; in millions)

			Value			Multiples of Value of:						Premium	
Closed	Seller	Buyer	Enter.	Equity	Target Business Description	Rev.	EBITDA	EBIT	EBT	Net Inc.	Book	1-Day	30-Day
5-Oct-04	Cole National Corp.	Luxottica Group SpA	$731.1	$469.9	Provides eyewear products and optometry services	0.6x	NM	NM				30.2%	37.5%
13-Sep-04	Rag Shops, Inc.	Sun Capital Partners Inc	$19.6	$11.5	Retails crafts and fabric	0.2x					0.5x	23.2%	37.8%
3-Sep-04	Factory 2-U Stores, Inc	Factory 2-U Acquisition LLC	$22.6	$28.0	Distributes family clothes	0.0x							
2-Aug-04	Duane Reade, Inc.	Oak Hill Capital Management, Inc.	$401.3	$402.6	Operates drug stores and proprietary stores	0.3x	4.6x	7.3x	9.7x	16.0x	2.3x	8.4%	25.6%
30-Jul-04	Galyans Trading Co., Inc.	Dicks Sporting Goods, Inc.	$282.3	$292.0	Operates 16 active lifestyle superstores	0.4x	8.1x	NM	NM	NM	1.5x	53.1%	75.8%
7-Jul-04	Mimi's Cafe	Bob Evans Farms, Inc.	$177.5	$100.0	Owns and operates full service restaurants	0.7x	11.0x	NM			NM		
6-Jul-04	Uni-Marts, Inc	Green Valley Acquisition Co. LLC	$81.5	$16.2	Operates convenience stores at gasoline stations	0.3x	9.9x	NM	NM	NM	0.8x	14.2%	30.1%
12-May-04	InterTAN Inc	Circuit City Stores Inc	$258.3	$280.0	Retails consumer electronic products	0.6x	10.5x	15.4x	17.8x	30.5x	2.6x	14.3%	20.9%
6-May-04	Reeds Jewelers, Inc	Sparkle LLC	$19.7	$2.2	Operates jewelry stores	0.2x	11.4x				0.1x	88.1%	95.2%
23-Apr-04	Boston Ventures (Ground Round)	US Restaurant Properties, Inc	$45.0	$4.5	Operates and franchises 41 full-service restaurants	0.2x					0.2x		
1-Apr-04	Hat World Corp	Genesco Inc	$161.4	$165.0	Sells baseball caps	0.8x	6.6x	8.5x	9.3x	15.3x	5.2x		
12-Mar-04	eMachines, Inc.	Gateway Inc	$136.2	$289.0	Sells low cost personal computers	0.2x					1.6x		
10-Mar-04	Garden Fresh Restaurant Corp.	Fairmont Capital Inc	$126.2	$95.2	Owns and operates salad buffet style restaurants	0.6x	4.8x	10.4x	11.5x	20.0x	1.2x	48.9%	70.0%
8-Mar-04	Walking Co (The)	Big Dog Holdings Inc	$19.0	$19.0	Retails men and women shoes	0.3x							
19-Dec-03	Good Guys Inc	CompUSA Inc	$52.2	$55.3	Operates a chain of electronic merchandise stores	0.1x	4.2x	NM			1.0x	38.7%	65.3%
17-Dec-03	ConocoPhillips (Circle K)	Alimentation Couche Tard, Inc.	$803.8	$803.8	Operates retail convenience stores	0.2x			5.2x				
9-Dec-03	Officemax, Inc.	Boise Cascade Corp.	$1,200.8	$1,275.2	Operates deep discount office supply superstores	0.2x	10.2x	NM	NM	NM	2.5x	42.7%	85.9%
5-Dec-03	Koninklijke Numico NV (General Nutrition)	Apollo Advisors LP	$1,507.8	$750.0	Sells vitamins and nutrition supplements	1.3x	7.1x	8.9x	5.1x	8.3x			
1-Dec-03	Sears, Roebuck (National Tire & Battery)	TBC Corp	$225.0	$225.0	Markets and distributes automotive tires and batteries	0.5x							
24-Oct-03	Elder Beerman Stores Corp.	Bon Ton Stores, Inc	$202.8	$92.7	Operates department stores	0.3x	5.9x	14.2x	NM	NM	0.5x	32.9%	51.8%
17-Oct-03	Koninklijke Ahold NV (Golden Gallon)	Pantry Inc	$304.3	$187.0	Operates fuel servicing convenience stores	0.8x	10.6x	15.5x	18.7x	28.3x	NM		
2-Oct-03	Wherehouse Entertainment, Inc.	Trans World Entertainment Corp	$97.2	$35.6	Operates record and prerecorded tape stores	0.2x	NM						
4-Aug-03	Sports Authority, Inc.	Gart Sports Co.	$502.9	$351.8	Operates retail sporting goods stores	0.3x	7.5x	NM	15.7x	15.7x	2.2x	92.6%	52.5%
28-Jul-03	Clark Retail Group Inc (43 Co. Stores)	Alimentation Couche Tard, Inc.	$24.5	$24.5	Operates gasoline stations and convenience stores	0.2x							
17-Jul-03	Odd Job Stores Inc	Amazing Savings Holding LLC	$21.5	$24.5	Operates department stores	0.1x					0.7x	28.8%	-11.9%
30-Jun-03	Apex Partners (Greenbacks)	Dollar Tree Stores Inc	$100.0	$100.0	Operates 96 single-price point dollar stores	0.8x							
27-Jun-03	One Price Clothing Stores, Inc.	Sun Capital Partners Inc	$50.9	$7.0	Operates discount clothing stores for women & children	0.2x					1.7x		
19-Jun-03	Christmas Tree Shops Inc	Bed Bath & Beyond Inc	$200.0	$200.0	Sells giftware and household items	0.5x							
14-Apr-03	Fas Mart Convenience Stores Inc	Grand Investment Co Ltd / Marlex	$37.3	$37.3	Operates convenience stores, deli, and gas stations	0.5x							
17-Mar-03	Koninklijke Numico (Health & Diet Group)	NBTY Inc	$11.8	$11.8	Operates GNC health food supplement stores	0.2x							
5-Feb-03	Orange County Truck & Trailer Inc	Rush Enterprises, Inc.	$5.4	$5.4	Sells new and used trucks	0.1x			14.5x				
21-Jan-03	ACI Capital Co Inc (Qdoba Restaurant)	Jack In The Box, Inc.	$45.0	$45.0	Operates and franchises Qdoba Mexican Grill	0.7x							
27-Dec-02	ICH Corp. (Sybra)	Triarc Cos., Inc	$8.3	$8.3	Operates Arbys restaurants	0.0x							
28-Oct-02	Investcorp Management (Little Switzerland)	Tiffany & Co	$47.9	$22.5	Retails watches, jewelry, crystal, and other products	0.8x					1.1x	71.4%	37.1%
					Average	0.39x	8.0x	11.5x	11.9x	19.2x	1.5x	42.0%	48.1%
					Median	0.29x	7.8x	10.4x	11.5x	16.0x	1.2x	35.8%	44.8%
					High	1.29x	11.4x	15.5x	18.7x	30.5x	5.2x	92.6%	95.2%
					Low	0.04x	4.2x	7.3x	5.1x	8.3x	0.1x	8.4%	-11.9%

Selected Transactions Analysis

	TRVS	Median Mult. (1)	Enterprise Value	Less: Debt & Pref.	Equity Value	Per Share (2)
Revenues (2005)	$94,741	**0.203**	$19,232	($44,504)	($25,271)	($1.50)
EBITDA (2005)	$3,759	6.0	$22,554	($44,504)	($21,950)	($1.31)
EBIT (2005)	$2,642	8.0	$21,136	($44,504)	($23,368)	($1.39)
EBT (2005)	$752	8.8		($8,000)	($1,348)	($0.08)
Net Income (2005)	**$272**	**16.0**			**$4,352**	**$0.26**
Book Value	**$2,799**	**1.2**			**$3,359**	**$0.20**
		Average/Median (of positive values)				**$0.23**

(1) Multiple adjusted to reflect present value of 2005 results for Rev., EBITDA, EBIT, EBT.

(2) Includes pro forma effect of equity offering.

Note: Calculations for EBT and Net Income adjusted to reflect preferred stock.

Note: Excludes closing costs related to Florida.

Guideline Public Company Analysis

(in millions)

Company	Data Thru	Price 11/2/04	Mkt. Val. Equity	Enter. Value	LTM Rev.	LTM EBITDA	EBITDA Margin	P/E Multiple LTM	P/E Multiple 2005E	Price/ Book	Enterprise Value Multiple Sales	Enterprise Value Multiple EBITDA	Enterprise Value Multiple EBIT
MarineMax (1)	9/30/04	$24.11	$381.1	$552.0	$710.0	$54.0	7.1%	14.7x	13.5x	2.0x	0.7x	10.2x	11.3x
Cabela's (1)(2)	10/2/04	$25.55	$1,634.6	$1,751.6	$1,524.9	$131.1	8.3%	31.9x	24.3x	3.1x	1.2x	13.9x	18.1x
Gander Mountain	7/31/04	$18.75	$311.7	$349.0	$552.0	$13.9	2.5%	NM	14.7x	1.8x	0.6x	NM	NM
West Marine (1)	10/2/04	$23.95	$498.1	$607.1	$689.8	$74.3	10.8%	18.7x	11.0x	1.7x	0.9x	8.2x	12.0x
The Sports Authority	7/31/04	$25.97	$619.0	$1,038.3	$2,441.1	$98.1	4.0%	37.7x	11.1x	1.4x	0.4x	10.5x	23.1x
Sport Chalet	6/30/04	$13.18	$88.0	$81.5	$241.3	$14.4	5.8%	17.1x	11.4x	1.4x	0.4x	6.0x	10.1x
Hibbett Sporting Goods	7/31/04	$22.09	$517.8	$473.6	$348.0	$43.5	12.5%	23.1x	18.4x	3.8x	1.4x	10.9x	13.1x
Dick's Sporting Goods	7/31/04	$31.31	$1,749.8	$2,044.1	$1,592.9	$117.0	7.3%	29.4x	20.3x	1.7x	1.3x	17.5x	20.8x
Travis Boats & Motors (3)		$0.40	$1.7	$31.3	$94.7	$3.8	4.0%	NM	24.2x	0.9x	0.3x	13.1x	19.4x
High			$1,749.8	$2,044.1	$2,441.1	$131.1	12.5%	37.7x	24.3x	3.7x	1.4x	17.5x	23.1x
Low			$88.0	$81.5	$241.3	$13.9	2.5%	14.7x	11.1x	1.4x	0.4x	6.0x	10.1x
Median			$508.0	$579.8	$724.8	$64.2	7.2%	22.6x	15.2x	1.8x	0.8x	10.5x	13.1x
1st Quartile			$331.7	$443.3	$501.0	$31.2	3.9%	18.3x	13.3x	1.1x	0.6x	9.3x	11.6x

(1) Based on estimate of depreciation and amortization.
(2) Based on estimate of long-term debt.
(3) Travis projected results for fiscal 2005 was substituted for LTM results; excludes costs of closing Florida locations; includes impact of capital raise.

Guideline Public Company Analysis

	TRVS	Median Mult. (1)	Enterprise Value	Less: Debt & Pref.	Equity Value	Per Share (2)
EBITDA (2005)	$3,759	10.5	$39,470	($44,504)	($5,034)	($0.30)
EBIT (2005)	$2,642	13.1	$34,610	($44,504)	($9,893)	($0.59)
Net Income (2005)	**$272**	**19.9**			**$5,410**	**$0.32**
Book Value	**$2,799**	**2.5**			**$6,914**	**$0.41**
		Average/Median (of positive values)				**$0.37**

(1) Multiples adjusted to reflect present value of 2005 results and control premium.
(2) Includes pro forma effect of equity offering.
Note: Excludes closing costs related to Florida.

Liquidation Analysis

(in thousands)

Asset	Book Value	Orderly Liquid. Range	Low	High
Assets				
Cash	$1,023	100%	$1,023	$1,023
Accounts Receivable, Net	4,713	80% - 90%	3,770	4,241
Prepaid Assets	673	70% - 80%	471	538
Inventory:				
New Boats	24,670	80% - 90%	19,736	22,203
New Motors	3,095	80% - 90%	2,476	2,785
New Trailers	1,235	80% - 90%	988	1,112
Used B,M & T	2,343	70% - 90%	1,640	2,108
Parts & Accessories	5,195	60% - 80%	3,117	4,156
Subtotal Inventory	36,538		27,957	32,364
Property & Equipment				
Land, Bldg. & Improve, Net	8,908	80% - 110%	7,126	9,798
Furniture & Equip, Net	1,414	25% - 50%	354	707
Subtotal Prop. & Equip.	10,322		7,480	10,506
Other Tangible Assets				
Notes Receivable	252	60% - 90%	151	227
Def. Tax Asset	(5)	0%	0	0
Non-Compete	359	0% - 25%	0	90
Other Assets	266	0% - 25%	0	66
Deposits	270	60% - 90%	162	243
Total Assets	54,409		41,014	48,259
Less: Liabilities				
Accounts Payable	2,308	100%	2,308	2,308
Unearned Rebates	272	100%	272	272
Customer Deposits	163	100%	163	163
Taxes Payable	446	100%	446	446
Accrued Expenses	2,882	100%	2,882	2,882
Floor Plan	29,048	100%	29,048	29,048
RLOC Payables	4,309	100%	4,309	4,309
Other Current Liabilities	9	100%	9	9
Other Current Liabilities	4,169	100%	4,169	4,169
Total Liabilities	$43,611		$43,611	$43,611
Less: Liquidation Costs (5%)			2,051	2,466
Less: Preferred Stock	3,000	100%	3,000	3,000
Net Value	$2,799		($12,647)	($4,777)
Per Share	$2.05		($2.94)	($1.11)

Other Studies

Middle Market Transactions

	Transaction Size	
Description	Under $25MM	$25MM to $100MM
Deals w/Reported Values	1,371	723
Median Deal Size	$6.1	$49.0
EBITDA Multiple	5.5x	7.6x
EBIT Multiple	10.3x	12.7x

Source: The Deal (Piper Jaffray)

Value Line Multiples – Retail (Special Lines)

		Valuation Multiple as of				
Descritpion	Period	July 2004	Dec. 2003	Dec. 2002	Dec. 2001	Dec. 2000
Value / EBITDA	LTM	6.6x	7.3x	6.2x	7.1x	8.9x
Price / EPS	Trailing	34.9x	34.4x	18.3x	71.1x	19.1x
	Current	25.2x	24.8x	25.6x	25.5x	18.2x
	Forward	28.9x	25.4x	NA	NA	NA

Source: Value Line

Other Factors – Concessions and Commitments

- In conjunction with a closing of the proposed transaction, several constituents with priority claims senior to the common shareholders have agreed to a reduction in their claims regarding Travis, including the following:
    - A senior lender has agreed to a $1 million reduction of the amount owed by Travis in connection with its floor plan
    - Owners of Travis' convertible subordinated debt have agreed to a reduction in the principal amount owed based on the amount of interest received, which is estimated to be approximately $300,000
    - A senior lender is approaching vendors to reduce the amount owed to Travis in exchange for that lender altering its repurchasing obligations
- In conjunction with a closing of the proposed transaction, Tracker has agreed to continue to assist Travis with working capital needs

Summary

- In connection with our review, we have relied on the accuracy and completeness of certain information regarding Travis, and we have not assumed any responsibility for any independent verification of the information.
- With respect to financial forecast of Travis, we have relied on the forecast provided to us and discussed such forecast, as well as the assumptions upon which they were based, with management of Travis.
- Except as noted below, we have assumed that the financial forecast prepared by Travis, and the estimates and judgments expressed by management in such discussions, have been reasonably prepared or formulated and that such forecast, estimates and judgments are the best currently available. We assume no responsibility for and express no view as to any such forecast or estimates or the assumptions upon which they are based.
- Based on Travis' current financial position and results of operations, its primary lender is unwilling to continue to lend to Travis as an independent entity without a substantial capital infusion. The financial forecast provided by Travis has been adjusted to reflect the issuance of $5 million of additional common equity at the proposed merger price of $0.40 per share.
- In arriving at our opinion, we have not made or been provided with any evaluations or appraisals of the assets or liabilities of Travis.
- Our opinion is necessarily based upon economic, market, financial and other conditions and information made available to us at the date hereof.
- In rendering our opinion, we have assumed that the transaction contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver or modification of any material terms or conditions.
- Based upon and subject to certain limitations and assumptions set forth above and elsewhere in this presentation, our experience as investment bankers, our work described in this presentation and other factors we deem relevant, it is our opinion that, as of the date hereof, the Consideration to be received by the shareholders of Travis pursuant to the Agreement is fair, from a financial point of view, to the shareholders of Travis.
- It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.